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The following is a transcript from an Analyst and Investor Briefing that took place on June 7, 2004 at the American Society of Clinical Oncology Annual Meeting.

CORPORATE PARTICIPANTS

Thomas G. Klopack

Chief Executive Officer and Director

Sharat Singh, Ph.D.

Chief Technical Officer

David B. Agus, M.D.

Member, Scientific Advisory Board

Carlos L. Arteaga, M.D.

Member, Scientific Advisory Board

ACLARA BioSciences Analyst and Investor Briefing at ASCO

June 7, 2004

Operator:

Good day everyone and welcome to the ACLARA’s ASCO Investor Briefing conference call. Today’s conference is being recorded. At this time I would like to turn the conference over to Mr. Tom Klopack, please go ahead sir.

Klopack:	Thank you. Good morning everybody, for all our guests who got up at an early hour here in New Orleans are here in the room with us and for all our dial-in guests.

With me today is Dr. Sharat Singh, our Chief Technical Officer at ACLARA and Dr. Singh will talk a bit about the eTag technology. Also joining us is Dr. Carlos Arteaga and Dr. David Agus from Vanderbilt and Cedars-Sinai, respectively. I’ll introduce them in some more detail as they’re very distinguished members of our SAB, Scientific Advisory Board. They’ll be available to answer questions.

The agenda today is that I will talk a little bit about ACLARA and as most of you know or will know, last Tuesday we announced a merger with ViroLogic, a leader in personalized medicine in HIV in the Bay Area. I’ll talk a little bit about the rationale for that. And Dr. Singh will go through the technology around the eTag System and how it works and why we’re excited about the application for oncology and then we’ll open it up for questions and answers.

So let me just go into a brief bit about ACLARA, before I do, I need to read you our forward-looking statement. I just want to remind everyone we’ll be mentioning some topics on the webcast that may include forward-looking statements including those related to the application of our technology to oncology and those related to our proposed merger with ViroLogic, such forward-looking statements are subject to factors that can cause actual results to differ materially from those projected. These factors can be found in more detail in our 10-Q for the quarter ended March 31, 2004 and in the recent press release announcing our proposed merger with ViroLogic.

So with those formalities out of the way—those on the webcast if you’re following the slideshow that we’re showing you here, we’ve numbered the slides and we’ll give you cues on when we’re changing each slide and in fact if my reading the forward-looking statement wasn’t enough for you, we’ve included two very detailed pages of additional safe harbor statements for you to examine at your leisure on slide 2 and slide 3.

Then we move to slide 4, again, I’ll introduce the company, Sharat Singh will introduce the technology and then we’ll open it up for questions.

On slide 5, let we talk a bit about ACLARA and the overview of the company. ACLARA is a San Francisco Bay area public company, we’re approximately 60 people. Our proprietary technology in the eTag System was invented in-house by Dr. Singh and we’ve been using it and providing it as a research tool specifically in the pharma and biotech industry now for the last 2 1/2 years. So the technology we’re going to talk about today is not just cutting-edge laboratory technology, but actually a fairly [inaudible] commercial product that we have been selling for both gene and protein expression assays to be used for research. We see now though what we believe there’s high value applications with both development and diagnostics for targeted therapy and those of you who have been following ASCO, this is one of the key messages coming out of this year’s ASCO. With the new targeted therapies, we think there are some real exciting opportunities to help patients and build a very exciting business, which I will go into in some detail. We plan on rolling it out, this technology, commercially through pharma and biotech collaborations with a focus on drugs in clinical development and we’re planning on putting out a clinical testing service that can be sold directly to doctors to help patients, that’s one of the rationales behind the merger with ViroLogic. As I said, we announced the merger with ViroLogic on Tuesday; ViroLogic is also a public company. They’re running more than $40 million in molecular testing services, focused in HIV and in fact are a leader in—the leader in personalized medicine in HIV.

Let me talk a little bit about the rationale behind the merger with ViroLogic and ACLARA. We think that cancer therapy development is moving in the same direction that HIV therapy has evolved over the last five or six years. They’re both heterogeneous diseases that are deadly to patients that get them. There are many targeted drugs now in HIV and more targeted drugs every year that are being approved in cancer and HIV. There are now 19 targeted drugs in HIV. Patients have very specific responses that are very difficult to predict without some understanding of the biology going on with the patient and resistance can develop over time which causes the therapies potentially to have to be changed.

We think that testing, particularly molecular testing, will facilitate combination therapies in cancer, the cocktail approach, if you will, that we see going on in HIV and is the norm. And we think combining the eTag System and the strong finances of ACLARA with the successful business and technical operational infrastructure that ViroLogic currently has and driving forward a fast-growing $40 million business is really an ideal combination to create a real leading powerhouse in personalized medicine.

The HIV market today is 40,000 new patients a year – testing a population of about 160,000. In cancer there’s one million new solid tumor cases diagnosed each year so the market size is potentially 10 times larger, or bigger, in cancer than in HIV. If you look at the approved targeted cancer drugs today, there are five. Avastin, Erbitux, Gleevec, Herceptin and Iressa. These work on a variety of pathways and in fact there’s a variety now of publications you see one in the paper every day, I think, around ASCO, talking specifically about the need for targeting drugs and the need for molecular diagnostics—excuse me a minute, (technical difficulties).

All right, three of the drugs that are currently targeted medications work on the HER pathway and that’s an important aspect for us as we go to work on that pathway. (technical difficulties) So the problem with targeted cancer therapies, when we move to slide 8 at this point for those of you following, one of the issues with targeted cancer drugs is that they tend to only work and they tend to be effective in 10% to 20% of the patient population. The difficulty with that is it’s very difficult, right now the current methods don’t exist to be able to tell which 10% to 20% of patients., So if we treat 10 patients, 1 or 2 actually see a response, and not being able to predict who those one or two will be make the cost, toxicity, and time requirements, for the patients that get treated and don’t see an effect, very difficult. So there’s a patient dimension in this where there’s a lot of room for improvement. I think this is the message here.

On the clinical side, for a drug company that’s been able to get drugs out of the clinic and into the marketplace in a time efficient manner, cost efficient manner, targeted testing to move these drugs into the relevant subpopulations that will be affected can be very beneficial and I’ll just quote some information on—this is slide 9—on Herceptin, which has a test that enriches the population somewhere between 30% and 50%. This is the Dako and Fish (?) test. Art Levinson at Genentech has presented some information at a conference several months ago talking about what had happened when Herceptin had gone through clinical trials. By using the test they were able to enrich the population, as you can see here, to a 50% response rate. That allowed the phase 3 trial to be 470 patients with a 1.6 year follow-up at a p value of .05. And they received expedited approval for the drug. Art did a very interesting thing, he had his statisticians go back and recalculate what would’ve happened without the test. At a 10% response rate, the trial would’ve been at least four times larger with a 10-year follow-up at the same p value and that meant—that really brings into question whether Herceptin would’ve been an approved therapy and Herceptin has benefited really a wide variety of people with almost a billion dollars of revenue worldwide.

So at this point, let me turn the discussion over to Sharat Singh our CTO who will go through the technology in some detail.

Singh:

Thanks Tom. My job today is to describe the technology, how it works and ways we are going to use the technology. So that’s my job. It’s a very simple technology, solution-phase protein assay. One of the unique aspects of this technology is you can use it to measure protein interaction in formalin-fixed paraffin-embedded samples. This is the only technology that does that, at least to my knowledge. And we need to get a lot of results, that’s the next phase for ACLARA. It’s specific, sensitive, and quantitative assays. The readout is performed on capillary electrophoresis instruments which have been used to sequence the genome. Very well-known instruments, they have been in most labs. So the assays are fairly easy to perform. Aberrant signaling pathways play a critical role in tumor growth, survival and several pharmaceutical companies have been developing a number drugs and if you have been to this meeting you have seen these things actually in number of drugs which have been approved and a lot more which are in development.

The unique aspect of these drugs is they work very, very well only in a sub-population. What needs to happen is you need to use targeted drugs in targeted populations. How do we select this targeted population? This is where eTag comes in. What we are trying to do is correlate pathway activation, protein-protein interaction. Protein-protein interaction is critical and they basically code for activated pathways. Again, what I said is indicated in this slide, eTag assays and indicate which pathway is activated, again, by measuring protein complexes and once we figure out which pathways are activated, you give this information to physicians and once they get this information then they’ll be able to design and create a personalized drug regimen for the patient, so that’s the basic goal.

The technology can also be used in the clinical setting to develop targeted therapies. And here we are working with multiple pharmaceutical companies to assist them in doing that. So the next slide, I’m going into this video clip and for people on the webcast, you won’t be able to see the video clip, you will see both slides, but I’ll walk through it and this video clip primarily shows how eTag assays work—how we use this technology. [silence—technical difficulties]

Klopack:

Well just like chemistry, we used to say, never do a chemistry experiment in front of a live audience because no matter how many times you show it there’s a problem, there’s always a problem in front of a live audience and apparently, we are doing that with the slides right now.

Singh:

For guys who are on the webcast, you’re lucky, you at least have the slides in front of you. Let me walk you through this animation. The way we perform these assays, and I’m going to show it if I have to, okay? The way these assays are performed is we have two receptor targeted. A growth factor binds to one part, both of them actually, as soon as the growth factor binds to the receptor kinase (?) they undergo dimerization, but that is the critical part, they undergo dimerization in the membrane. As soon as they undergo dimerization, they undergo transport (?) phosphorylation. This phosphorylation is critical for activation of [inaudible]. What we do at ACLARA is measure this dimer and the way we measure this dimer is by having an antibody against receptor-1. Having an antibody against receptor-2, having an antibody against phosphorylation, so you have multi-label assays here, and then you come into something called an antibody on a molecular scissor so that’s the fifth antibody you’re coming in with. This antibody, this molecular scissor, is attached to receptor-A, the receptor-A has an eTag antibody on it which tells you the amount of total receptor. Then you have the molecular scissor, then you have receptor-B which is just bound to it because of the growth factor that has eTag 2 on it, so you have eTag 2, eTag 1 scissor. As soon as you activate the molecular scissor and you do this activation using light, it generates an active [inaudible] oxygen molecule. This active [inaudible] oxygen molecule has a lifetime of two microseconds. The travel distance is very limited. It’s about 200 Angstrom. Because the travel distance is limited, it goes in and clips off all the eTags in phosphorylation. But the information you get from this analysis is such that you get the total protein, which is receptor-1; you get its dimerized partner, which is receptor-2; you get the posphorylation site, [inaudible] signal is there. Then along with this because it’s a multiplexing technology you can get controls like [inaudible] a total protein, and site of keratins(?) [inaudible]. So if you take, and this assay can be performed on a glass slide or [inaudible], but once this assay is performed you get this information of the software eTaging pharma goes in and collects further information by looking at protein-protein is determined by [inaudible] content is determined by site of keratin (?) and now you correct for these things. Once you correct for these things, you have information. I hope you’ve all understood.

So we have developed assays for the EGFR to all the EGF receptor dimers we have developed assays. We’re in the process of standardizing these assays and transferring them to [inaudible] so that they can be performed in a systematic fashion. We will then focus on other receptor pathways like VEGF-R for angiogensis, IGFR, PDGFR, and others. Again, most of these receptors are selected because of our ongoing collaboration with pharmaceutical companies.

This is EGFR receptor pathway and the next slide, I’m on the next slide for those guys on the webcast. As you can see all of this dimer and hetero- dimers which are formed based on this slide here, HER-1, HER-2, HER-3 and they homodimerize. The one [inaudible] dimer is the activate [inaudible] all the pathways are shown there. I don’t expect you to read all the drugs which are in development there, but just gives you an idea of how many drugs are being developed to address this aberrant pathway. Our goal is to develop this assay, try to target the right patient with the right drug.

Our strategy is to develop large clinical data linking eTag predictive assays with patient trials. To do this we are going to look the retrospective samples and prospective studies. And here we are collaborating with prominent clinicians and researchers. Again, Dr. Agus from Cedars-Sinai, and Dr. Arteaga from Vanderbilt. We have a couple of clinical trials with ECOG, actually three, which we will complete hopefully by the end of this year. We have collaboration with the University of Wisconsin looking at bladder cancer and prostate cancer. And then we have collaboration with Tokyo Metropolitan Institute of Medical Sciences.

Interesting collaboration, went to Japan, actually went to Japan, talked to Professor [inaudible] and he was intrigued enough to send a sample. So this is the study which I’ll be describing. Study when Mike talked with [inaudible]. He said okay, I’ll send you 13 samples. All these patients are Dako positive and he said, some of them are responded to Herceptin and some of them have not responded to Herceptin. Let’s see if you can figure these things out. But he sent us the samples, he sent [inaudible], we need approximately 8 to 10 slides per patient to do the complete [inaudible]. We looked at these samples, analyzed them, sent him back the report and made predictions based on eTag assays on the responders and Non-responders. And our predictions were 100% right. And the collaborators with Dr. Toya and [inaudible] were intrigued and they said that, okay, we’ll send you 100 more samples and we would like you to do the study on a much larger set of samples, look at the pathways and see if you can be correct on the lot of them. So that’s where we are right now and I’ll give it back to Tom.

Klopack:

Thanks, Sharat. We’re not going to go into the details of this particular study because we’re planning on publishing it, but we wanted to give you a sense though that we are now beginning to work in clinical, in human data, human clinical samples were very intrigued by the results we’re getting. We’ll plan on publishing this data along with a broader study and additional studies moving forward.

Let me just summarize by talking about the winners for focusing targeted therapy on relevant populations. I think everybody in the, all the players in the food chain here benefit. Let me just walk through those. Obviously, critically ill patients, we think, benefit dramatically by targeting therapies to relevant subpopulations.

When you have a deadly disease, you want the right drug, you want to get it as quickly as you can and you don’t want to waste time on medications that won’t have an effect. We think physicians are the ones, we’ve talked to a broad range of physicians now who believe that patient-specific information that would clarify treatment choices and allow personalized medicine approach by patient would give them the ability to use this array of drugs now that are coming out and being approved and the new ones to be approved. We think the pharmaceutical companies will actually be the biggest beneficiaries of this technology in being able to target drugs. It really benefits those companies in having shorter, faster, less expensive clinical trials and really a higher, more rapid approval and a higher probability of getting these drugs approved. Right now, there are so many drugs in the clinic, there are probably, talking to clinicians we’ve talked to this week, there’s a concern there just aren’t enough patients to be able to run all the trials that are planned that will need to be run in a more traditional sense to get these drugs out in the marketplace, the ones that have efficacy. And having a higher specific efficacy for any particular drug we think will allow higher value, both for the drug in the targeted population but in terms of being able to use that drug across relevant tumor biology, not just classifying tumors on the organ of origin of the tumor. And finally, I think it’s pretty obvious, the payers will like a clear rationale for reimbursement for a lot of these new therapies.

Let me now turn to the question and answer period, but first let me introduce our guests in some more detail. Dr. David Agus has joined us today. He’s the Research Director at the Louis Warschaw Prostate Cancer Center at Cedars-Sinai Medical Center and he’s Assistant Professor of Medicine at UCLA. David’s researching various factors influencing cancer development, progression, and response to treatment. Dr. Carlos Arteaga has also joined us and Carlos is a Professor of Medicine and Cancer Biology and Director of the Breast Cancer Research Program in Vanderbilt-Ingram Cancer Center at Vanderbilt University School of Medicine in Nashville. He’s distinguished for his studies in the HER-2 receptor.

Can we turn this over to the operator quickly? Operator, if you could alert our webcast participants on the question and answer procedure.

Operator:

Thank you. If you are listening on the phone and would like to ask a question, please press star one on your touchtone telephone at this time, that’s star one for questions. Mr. Klopack, I’ll turn it back to you.

Klopack:	Okay. Thank you. We’ll certainly take any questions from the room. Let me start off. Dr. Agus, he’s got a lot of experience looking at multiple methods of targeting therapies at sub-population, I wonder if you could comment on some of those methods and where you see this technology fitting into that?

Agus:

Sure, first I have to read a safe harbor statement to…I’m joking, I’m not sure what that is, but it certainly looked interesting. Like Dr. Arteaga we spend a lot of time looking at the HER kinase from multiple different modalities, certainly in our studies, like everyone, we initially did chemistry to look for an individual protein for the presence or absence and then what’s been found is that for these targeted therapies it’s not necessarily the presence or absence of a target or a receptor, but it’s the activation status. The current technologies to look at activation status are in general, very poor. If you have fresh tissue, you can do a western blot, or potentially a micro-array to look at downstream elements to see if they’ve been turned on, very difficult to do on most of our patients as fresh tissue is a commodity that’s hard to get, with the exception of some very specific clinical trials. So we started working with the ACLARA assay comparison samples and the idea is that we have this repository of samples that we know their outcome, they’ve been given a therapeutic and hopefully we can learn something.

You know, we have a poster today, I’ll advertise, from 8 to 12 by Yvette Lau(?) and Angele Jay(?) here at ASCO and it’s very interesting in that it does use the ACLARA technology and what it shows is that it stems from a clinical observation, the observation was that by giving the Genentech’s Omnitarg or 2C4 which binds to HER-2 and blocks HER-2 EGFR and HER-2, HER-3 interactions that there was no skin rash and with Iressa and Tarceva two of the EGF kinase directed drugs, there was significant skin rash. So our take home from that is that in skin there must be dimerization of the EGF receptors not involving HER-2 and it was a hypothesis. We then took skin samples we had from patients with mastectomies, normal skin above the breast and we looked with the ACLARA assay for the presence of either the EGF receptor homo-dimer or the EGF receptor HER-2 or HER-3 hetero-dimer and we found in fact, like the clinical observation, that only the EGF receptor homo-dimer was found in the skin which made sense and was a way that we could validate this observation and I think while it’s not necessarily clinically relevant in terms of therapeutic option experiment, I think it is an experiment that’s important in terms of validation of some of the technology. I will say that we do have underway, experiments with some of the phase 3 data set of Iressa and obviously, that will be very intriguing to see what those results are, but that will be a little while before those results are done.

Klopack:	Carlos, you’ve done a lot of work with the EGFR pathway, let me ask you if you could just comment in general on where you think the state of the industry is and for targeted therapies.

Arteaga:

Well, I think it’s very obvious that all of the drugs we are developing only work in defined cohorts or groups of patients and in many cases, I would say in most of them or all, the phenotype or the characteristics of the tumors that are going to respond to those drugs are not recognizable, are not easily recognizable a priori, so there’s really the need for biomarkers that would predict patients that will respond, and more importantly, this should be emphasized that patients that are not going to respond so their time is not wasted in useless therapies. This is probably, this is where your technology can be potentially very useful. So the other point that I want to highlight and you have mentioned that already is that this allows for the use of, for the interrogation of tissues that are formalin-fixed. And this is, I think to me this is perhaps the biggest strength of this technology that allows us to look at tissues that are available in many tissue banks, in many pathology archives; tissues that do not require the complexities of immediate freezing and liquid nitrogen and also can be done in a few cells, in small amounts of cells. So I think not only for trials this will be helpful, but also for example, retrospective databases—we can look for example in a population of tumors treated with tomoxifin in which there is survival data and try to see what is unique about the estrogen receptor in those breast cancers, about the associations of that receptor with other co-activators and can we retrospectively identify profiles that are powerfully predictive of response or lack of response. So again, the techniques that David described, western blotting and etc., those cannot be done in paraffin embedded archival tissue, but your technology has the potential to interrogate those in a pretty incisive way.

Klopack:	Thanks for you comments. Is there a question, yes?

Question:

[Inaudible] The recent genotyping of lung cancer with patients treated with Iressa at Mass General published in the New England Journal, did responsive testing there, obviously a gene [inaudible] one, and your [inaudible] more of a receptor/protein one, how did your technology sort of lead in a complementary sense of a competitive sense with that and could both platforms be used in tandem or do you see one as more advantageous than the other?

Klopack:

Let me repeat the question for the webcast participants and I think the question is concerning the recent genotyping data on Iressa and how does the protein based technology and ability to look at protein markers interface or compete with that technology?

Arteaga:

I think both technologies are complementary and let me explain why. Again, the genotyping done by the groups at Dana Farber and Mass General showed that the mutation predicted for very robust clinical responses in patients with non-small cell lung cancer treated with EGF receptor inhibitors, and again, that was very clear in a few patients, but it also appears from the BR-21 data that will be shown later today that the phase 3 study, randomized study with Tarceva supportive care that the mutations do not explain all the responses or may not explain all the responses to the EGFR inhibitor. So again, there’s a group of wild-type receptors that still respond and whose characteristics whose close(?) relation status was protein-protein associations that mark that dependence on that molecule because those patients are responding, again, probably will not be identified by the genotype because they don’t have a mutation. The other thing is that there may be, again, unique associations of mutant receptors and wild-type receptors. I mean, I can see the possibility that a mutant receptor can engage with some transducers in a stronger way while those associations in principle, in theory could be picked up by the ACLARA technology.

Agus:

You also have to remember that with a mutant receptor EGFR homo-dimerization may be a surrogate for picking up a mutant receptor in a sense which we don’t necessarily know and hetero, we’re just learning slow who’s going to respond to these therapies and we hypothesis that we think we know but certainly over the next three to six months a lot going to be learned.

Question:	It would suggest then that this would be more sensitive and that it would pick up potentially more responders than the genetic test?

Arteaga:

Perhaps. The data we have so far on the mutations is albeit tantalizing, but very limited. But based on the limited information we have that’s suggests that the mutations may not explain the whole story would suggest that to be the case. Now, however, what if we have underestimated the mutation rate and all the responses are explained by mutations, it’s very easy to do—sequencing errors are pretty easy, so it could be that some mutations have been missed and we may know that in six months, so my answer could be different in six months. But based on what we know now, the answer is perhaps.

Agus:

Remember in the Tarceva study that will be announced later today, it publicly stated that the survival predominately came from patients with stable disease. And in general, those patients with stable disease are not known to have mutations yet in the kinase domain.

Arteaga:

Well, yes but in part because they have not been sequenced. But I mean, there are going to be some data shown this afternoon that five stable diseased patients were sequenced by the group at Dana Farber and they were all, their mutations not detected, so.

Question:	[Inaudible] A followup: In terms of broadly applicable tests, if a patient test would be available would it be widely done? [Inaudible]

Arteaga:	I don’t think so. Because you need frozen tissue to enrich for your DNA so I think it will be very difficult to apply that widely as of today. What do you think David?

Agus:	Yeah, I mean, I think it’s doable but very difficult to apply widely. It’s a much more, right now current technology is harder to do, but possible.

Question:

Follow-up question. Versus the genotypic testing platform that we were discussing, how scalable is the eTag process in initial screening. Hypothetically Genzyme (?), or_ high-throughput screening, how practical is it to install your system in that process as opposed to physically putting in the genotyping system and are we talking about IVC Fish-type (?) compatibility situation or something that’s sort of like with [inaudible] technology?

Klopack:	So the question is how scalable, and I summarize saying, how lab-friendly is doing eTag assays on patients samples? Sharat, you want to comment on that?

Singh:

It’s a very straightforward technology. It should be easily scalable. And should be—we should be able to place systems in different labs where they should be able to perform assays just like ISC (?). The only requirement is they will need a sequencer. And that’s the requirement; sequencing machines are there in most labs right now. It’s very scalable, you can run it.

Klopack:

I think a comment to make from our side, I had said earlier, we have been shipping pre-made assays to pharma and biotech companies for them to do their own internal research over the last 2 1/2 years. There’s been hundreds of thousands of data points done and that’s easy to do etags because you can get a lot of datapoints. One of the applications we think for the technology is what we would call medium high throughput screening. If you really started using this technology in the middle of drug discovery and brought it forward into the clinic and then out into the patient population. This technology was designed for that kind of scale up. I think as Sharat also said, this uses standard capillary electrophoresis equipment and at last we understood there were 10,000 instruments out in the marketplace. The ABI3100 is also FDA approved for lab testing and gene sequences so there’s a broad based instruments with pretty broad approvals to be able to use this technology.

Any questions from the room? Operator, do we have questions from the call in guests?

Operator:

There are no questions on the phone at this time, however, just a reminder if you do have question and you are listening on the phone, please press star one at this time. And it appears there are no questions.

Klopack:

Okay, well between technical difficulties and early morning I think we’ve done pretty well. Are there, Carlos or David, do you have any summary statements you’d like to make for our listening audience?

Agus:

I’m a firm believer in that technologies like this will be how we guide patient therapy in the future and we’re in a remarkable time in what we do and technologies like this are enabling us and enabling patients to get the right care and so we’re just kind of at the beginning of that long trip to start to understand how to use them and when to use them and how to help develop therapies. You know, from, and I’m an old guy, from when I started to now, the number of therapies that are being applied to the patient is just growing exponentially. From our perspective, it’s very exciting and we need technology, that’s what’s going to allow us to guide these drugs and to treat the right patients, so we are very big supporters.

Arteaga:

Well I don’t know any physician scientists or clinical investigator that I’ve talked with about this technology or has become aware of this technology who is not excited, so maybe we’re very excitable or this is just very good stuff, I think probably the latter, so we still need to do some homework, but again, I sometimes I feel like maybe probably the Wright Brothers when they were inventing the plane felt that way, they knew they couldn’t get it to fly but knew eventually it will fly, so I think it will be like that with eTag it’s really going to make it.

Klopack:

Let me close the program at this point, I would like to thank Carlos Arteaga and David Agus for getting up early and spending time with us. We hope this was useful for the participants here and on the webcast. This will be available over a period of time and certainly if people have additional questions, feel free to contact us. If you are in Mountain View, we invite people to come and see the assay actually in action if you get there, get out and visit us and we’ll be glad to walk you through this. Just to summarize from my side, we’ve been taking advantage of ASCO and their concentration of really world-renowned clinicians here to have one-on-one meetings and I think what Carlos referred to is we’re seeing, we’ve generated I think we generated a lot of excitement among key opinion leaders in introducing this technology for this application. So we’re very excited about the possibility of providing better physician care, really leading physicians with ViroLogic in this exciting field. So thank you all for joining. Operator, we’re finished if you want to wrap up.

Operator:	This concludes today’s conference. Thank you for your participation. You may disconnect at this time if you are listening on the phone.

Klopack:	Thank you.

END

ADDITIONAL INFORMATION

This filing contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those projected. Those factors include risks and uncertainties relating to the fact that the proposed merger may not be approved by stockholders; the inability of both companies to satisfy other closing conditions or the merger; the risks that the two companies’ businesses will not be integrated successfully after the merger; costs related to the proposed merger; the risk that no payments may end up becoming due under the contingent value rights; the performance of ACLARA’s products; anticipated progress in commercialization of ACLARA’s eTag™ assay system; the potential for use of ACLARA’s eTag assays in clinical development programs; the potential for use of ACLARA’s eTag assays as diagnostic tests; ACLARA’s ability to successfully conduct clinical studies and the results obtained from those studies; ACLARA’s ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of ACLARA’s revenues; actual market acceptance of ACLARA’s products and adoption of ACLARA’s technological approach and products by pharmaceutical and biotechnology companies; ACLARA’s estimate of the size of its markets; ACLARA’s estimates of the levels of demand for its products; ACLARA’s ability to develop organizational capabilities suitable for the further development and commercialization of its eTag assays; the ultimate validity and enforceability of ACLARA’s patent applications and patents; the possible infringement of the intellectual property of others; technological approaches of ACLARA and its competitors; and other risk factors identified in ACLARA’s Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission (“SEC”).

In connection with the proposed merger, ViroLogic and ACLARA will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/ PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT VIROLOGIC, ACLARA, THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY VIROLOGIC AND ACLARA THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE JOINT PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ACLARA BY CONTACTING ALF MERRIWEATHER, ACLARA BIOSCIENCES, INC., 1288 PEAR AVENUE, MOUNTAIN VIEW, CALIFORNIA, 94043; PHONE (650) 210-1200.

ACLARA and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ACLARA’s stockholders in connection with the proposed merger is set forth in Amendment No. 1 to ACLARA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on April 29, 2004. Additional information will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.